Exhibit 99.1

Tower Group, Inc. Reports Strong First Quarter 2008 Operating Results

NEW YORK--(BUSINESS WIRE)--Tower Group, Inc. (NASDAQ: TWGP) today reported its financial results for the first quarter of 2008 including net income of $14.9 million as compared to net income of $11.6 million in the first quarter of 2007. Tower reported diluted earnings per share of $0.64 for the first quarter of 2008 as compared to $0.49 per share for the same period in 2007.

Key Operating Highlights (all percentage increases compare the first quarter 2008 results to the same period in 2007):

  Net income and diluted earnings per share excluding realized investment gains or losses(1), increased by 19.9% to $14.0 million and 22.4% to $0.60, respectively(2)
  Gross premiums written and produced(3) increased 42.0% to $157.4 million
  Commission and fee based revenue increased 93.1% to $30.9 million
  Net investment income up 23.1% to $9.8 million
  Continued underwriting profitability; combined ratio of 84.9% versus 86.0% in the prior year

(1) Note on Non-GAAP Financial Measures: Net income excluding realized investment gains or losses is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. The tax rate used to calculate the net realized gains or losses on investments, net of tax, is 35%.

(2) The results for the three months ended March 31, 2007 include a $1.8 million gain, after-tax, from issuance of common stock by unconsolidated affiliate.

(3) Gross premiums written through our insurance subsidiaries and produced as managing general agent on behalf of other insurance companies.

Financial Summary ($ in thousands, except per share data):

	Three Months Ended
	March 31,
	2008	2007
Gross premiums written	$135,113	$110,880
Premiums produced by managing general agency	23,291	(55)
Net premiums written	68,356	48,032
Net premiums earned	68,430	60,383
Total commission and fee income	30,892	15,996
Net investment income	9,796	7,955
Net realized (losses) gains on investments	1,374	(17)

Total revenues	110,492	84,317
Other income	760	3,394
Net Income	14,853	11,628
Earnings per share – Basic	$0.65	$0.50
Earnings per share – Diluted	$0.64	$0.49
Return on Average Equity	19.1%	23.8%

Reconciliation of non-GAAP financial measures:
Net income	$14,853	$11,628
Net realized (losses) gains on investments, net of tax	893	(11)
Net income excluding realized investment gains or losses	13,960	11,639
Excluding realized investment gains or losses:
Earnings per share – Basic	$0.61	$0.50
Earnings per share – Diluted	$0.60	$0.49
Return on Average Equity	18.1%	23.8%

Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc. stated, “We successfully executed our business strategies during the quarter and identified and took advantage of profitable growth opportunities. In this challenging market, we generated strong top line growth while maintaining our underwriting standards. We continue to see meaningful growth from our national wholesale expansion initiative that began last year. Our core Northeast franchise continues to produce excellent profitability as a result of our strong pricing discipline.”

Gross premiums written increased to $135.1 million in the first quarter, which was 21.9% higher than in the first quarter of 2007.

Total revenues increased 31.0% to $110.5 million in the first quarter of 2008 as compared to $84.3 million in the prior year's first quarter. Net premiums earned represented 61.9% of total revenues for the three months ended March 31, 2008 compared to 71.6% for the same period in 2007. For the first quarter of 2008, we produced $21.8 million of premiums on behalf of CastlePoint Insurance Company through our insurance services segment resulting in $6.9 million in fee income.

Total commission and fee income increased 93.1% to $30.9 million in the first quarter of 2008 compared to $16.0 million in the first quarter of 2007.

Net investment income increased by 23.1% to $9.8 million for the three months ended March 31, 2008 compared to $8.0 million for the same period in 2007. On a tax equivalent basis, the yield was 5.3% as of March 31, 2008 compared to 5.7% as of March 31, 2007. We determined that seven real estate investment trusts (“REITs”) securities were other-than-temporarily-impaired and recorded an impairment write-down of $2.4 million at March 31, 2008. These securities were sold in April 2008, and we no longer own any REITs.

Gross loss and loss adjustment expenses and the gross loss ratio for the three months ended March 31, 2008 were $67.1 million and 49.7%, respectively, compared to $57.3 million and 52.8%, respectively, in the same period in 2007. The net loss ratio was 54.5% in the three months ended March 31, 2008 and 56.2% in the same period in 2007.

Operating expenses were $48.3 million for the three months ended March 31, 2008 as compared to $33.7 million for the same period in 2007. Our gross expense ratio was 30.7% for the three months ended March 31, 2008 as compared with 29.7% for the same period in 2007.

Additional Highlights and Disclosures:

Investments

Subsequent to March 31, 2008, the Company sold all of its REITs and realized a gain of $70,000.

Dividend Declaration

Tower Group, Inc. announced today that the Company's Board of Directors has approved a quarterly dividend of $0.05 per share payable June 27, 2008 to stockholders of record as of June 16, 2008.

2008 Guidance

We believe we are well positioned to support our premium growth and to generate commission and fee income to augment our return on equity. For the second quarter, we project net income to be in a range between $14.9 million and $15.8 million. We project diluted earnings per share in the second quarter to be in the range between $0.64 and $0.68 per diluted share. For the full year, we anticipate net income to be in a range between $67.5 million and $70.0 million and diluted earnings per share to be between $2.90 and $3.00 for the year. These projections do not include any amounts for realized investment gains or losses.

About Tower Group, Inc.

Tower Group, Inc. offers property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses. Tower Group's insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project", "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; changes in the level of demand for our insurance and reinsurance products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information visit Tower's website at http://www.twrgrp.com/.

Tower has changed the presentation of its business results by combining its previously reported Insurance Segment with its Reinsurance Segment since reporting this segment separately was no longer meaningful. This will result in reporting two operating segments: the Insurance Segment which offers a broad range of property and casualty insurance products and services to small to mid-sized businesses and to individuals primarily in the Northeast states and which assumes reinsurance and the Insurance Services Segment which provides insurance brokering, claim administration, reinsurance intermediary services and other administrative services.

Insurance Segment Results of Operations
($ in thousands)

	Three Months Ended
	March 31
Revenues	2008	2007	Change (%)
Premiums Earned
Gross premiums earned	$135,137	$108,627	24.4%
Less: Ceded premiums earned	(66,707)	(48,244)	38.3%
Net premiums earned	68,430	60,383	13.3%
Ceding commission revenue	20,654	14,234	45.1%
Policy billings fees	502	302	66.2%
Total	89,586	74,919	19.6%

Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	67,131	57,342	17.1%
Less: ceded loss and loss adjustment expenses	(29,834)	(23,432)	27.3%
Net loss and loss adjustment expenses	37,297	33,910	10.0%
Underwriting expenses
Direct commission expense	23,238	18,629	24.7%
Other underwriting expenses	18,748	13,908	34.8%
Total underwriting expenses	41,986	32,537	29.0%

Underwriting Profit	$10,303	$8,472	21.6%

Key Measures
Premiums written
Gross premiums written	$135,113	$110,880	21.9%
Less: ceded premiums written	(66,757)	(62,848)	6.2%
Net premiums written	$68,356	$48,032	42.3%
Loss Ratios
Gross	49.7%	52.8%
Net	54.5%	56.2%
Accident Year Loss Ratios
Gross	50.5%	53.1%
Net	54.5%	56.2%
Underwriting Expense Ratios
Gross	30.7%	29.7%
Net	30.4%	29.8%
Combined Ratios
Gross	80.4%	82.5%
Net	84.9%	86.0%

Insurance Services Segment Results of Operations ($ in thousands)

	Three Months Ended
	March 31,
	2008	2007	Change (%)

Revenues
Direct commission revenue from managing general agency	$8,164	$488	1573.0%
Claims administration revenue	957	565	69.4%
Other administrative revenue(1)	371	251	47.7%
Reinsurance intermediary fees(2)	168	156	7.7%
Policy billing fees	76	-	NM
Total	9,736	1,460	566.8%
Expenses
Direct commission expense paid to producers	3,371	7	NM
Other insurance services expenses(3)	1,574	257	512.3%
Claims expense reimbursement to TICNY	957	565	69.4%
Total	5,902	829	611.9%
Insurance services pre-tax income (loss)	$3,834	$631	507.6%
Premiums produced by TRM on behalf of issuing companies	$23,291	($55)	NM

(1) Other administration revenue includes amounts reimbursed by CastlePoint Reinsurance for services rendered pursuant to a service and expense sharing agreement.

(2) The reinsurance intermediary fees include commissions earned for placement of reinsurance on behalf of our insurance subsidiaries.

(3) Consists of underwriting expenses reimbursed to TICNY pursuant to an expense sharing agreement.

Tower Group, Inc. Consolidated Balance Sheets

	(Unaudited)
	March 31, 2008	December 31, 2007
	($ in thousands, except par value and share amounts)
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $554,803 and $616,757)	$529,557	$606,488
Equity securities, available-for-sale, at fair value (cost of $11,993 and $14,429)	10,810	12,580
Total investments	540,367	619,068
Cash and cash equivalents	93,439	77,679
Receivable for securities	68,312	8,755
Investment income receivable	6,148	6,546
Agents' balances receivable	114,869	122,763
Reinsurance recoverable	215,959	207,828
Prepaid reinsurance premiums	130,041	124,834
Deferred acquisition costs, net of deferred ceding commission revenue	44,883	39,271
Deferred income taxes	19,938	22,802
Intangible assets	21,369	21,670
Goodwill	18,962	13,281
Fixed assets, net of accumulated depreciation	34,298	32,337
Investment in unconsolidated affiliate	32,591	32,615
Other assets	25,202	25,162
Total Assets	$1,366,378	$1,354,611
Liabilities
Loss and loss adjustment expenses	$505,705	$501,183
Unearned premium	275,389	272,774
Reinsurance balances payable	74,519	58,740
Payable to issuing carriers	36,992	42,855
Funds held under reinsurance agreements	32,841	36,841
Accounts payable and accrued expenses	14,099	14,205
Other liabilities	11,712	17,590
Subordinated debentures	101,036	101,036
Total Liabilities	1,052,293	1,045,224
Stockholders' Equity
Common stock ($0.01 par value per share; 40,000,000 shares authorized; 23,374,013 and 23,225,039 shares issued, and 23,326,346 and 23,185,173 shares outstanding)	234	232
Treasury stock (47,667 and 39,866 shares)	(674)	(493)
Paid-in-capital	206,157	205,435
Accumulated other comprehensive net loss	(17,865)	(8,322)
Retained earnings	126,233	112,535
Total Stockholders' Equity	314,085	309,387
Total Liabilities and Stockholders' Equity	$1,366,378	$1,354,611

Tower Group, Inc. Consolidated Statements of Income and Comprehensive Net Income (Unaudited)

	Three Months Ended March 31,
	2008	2007
	($ in thousands, except share and per share amounts)
Revenues
Net premiums earned	$68,430	$60,383
Ceding commission revenue	20,654	14,234
Insurance services revenue	9,660	1,460
Net investment income	9,796	7,955
Net realized gains (losses) on investments	1,374	(17)
Policy billing fees	578	302
Total revenues	110,492	84,317
Expenses
Loss and loss adjustment expenses	37,297	33,910
Direct and ceding commission expense	26,608	18,635
Other operating expenses	21,666	15,089
Interest expense	2,322	2,084
Total expenses	87,893	69,718
Other Income
Equity income in unconsolidated affiliate	760	689
Gain from issuance of common stock by unconsolidated affiliate	-	2,705
Income before income taxes	23,359	17,993
Income tax expense	8,506	6,365
Net income	$14,853	$11,628

Gross unrealized investment holding gains (losses) arising during period	(12,524)	546
Equity in net unrealized gains in investment in unconsolidated affiliate’s investment portfolio	(784)	55
Less: reclassification adjustment for (gains) losses included in net income	(1,374)	17
Income tax (expense) benefit related to items of other comprehensive income	5,139	(216)
Comprehensive net income	$5,310	$12,030

Basic and diluted earnings per share
Basic	$0.65	$0.50
Diluted	$0.64	$0.49

Weighted Average Common Shares Outstanding:
Basic	22,995,511	21,988,907
Diluted	23,187,773	22,621,230
Dividends declared and paid per common share:
Common stock	$0.050	$0.025

CONTACT:
Tower Group, Inc.
Thomas Song, 212-655-4789
Managing Vice President
tsong@twrgrp.com